Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 2, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-244399) of iRhythm Technologies, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-244399) as incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, CA
August 19, 2020